Exhibit 107

Calculation of Filing Fee Table

FORM S-8

(Form Type)

GAN Limited

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid
	Equity	Ordinary Shares, par value $0.01 per share, to be issued under the GAN Limited 2020 Equity Incentive Plan	Other (2)	3,409,928	(3)	$1.2795	(2)	$4,363,002.88	$0.00014760	$643.98
Total Offering Amounts								$4,363,002.88		$643.98
Total Fee Offsets										-
Net Fee Due										$643.98

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, (the “Securities Act”), this Registration Statement shall also cover any additional shares of GAN Limited (the “Registrant”) ordinary shares that become issuable under the Registrant’s 2020 Equity Incentive Plan (the “2020 Plan”) by reason of any stock dividend, stock split, reclassification, recapitalization, spin-off or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant’s ordinary shares, as applicable.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act. The proposed maximum offering price per share and maximum aggregate offering price are calculated using the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Capital Market on March 28, 2024.
(3)	Represents 3,409,928 additional shares of Ordinary Shares available for issuance as a result of the annual evergreen increase on January 20, 2024 under the 2020 Plan.